EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
             (DOLLARS IN THOUSANDS-EXCEPT PER SHARE)


                                                           Three Months Ended March 31

Common and common equivalent:
   Average shares outstanding                                59,295,073    58,589,048
   Dilutive stock options-based on the treasury stock
     method using average market price                        1,051,629       511,009

   Shares used                                               60,346,702    59,100,057

   Net income applicable to Common Stock                    $    31,195   $    42,225

   Per share amount                                         $      0.52   $      0.71

Assuming full dilution:
   Average shares outstanding                                59,295,073    58,589,048
   Dilutive stock options-based on the treasury stock
     method using the period end market price, if higher
     than the average market price                            1,061,582       573,517

   Shares used                                               60,356,655    59,162,565

   Net income applicable to Common Stock                    $    31,195   $    42,225

   Per share amount                                         $      0.52   $      0.71

    The calculations of common and common equivalent earnings per share and fully diluted earnings per share are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although both calculations are not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because there is dilution of less than 3%. The Registrant has elected to show fully diluted earnings per share in its financial statements.

                                       28